Exhibit 3.405

FOURTH AMENDMENT TO THE AMENDED AND RESTATED LIMITED PARTNERSHIP

AGREEMENT OF LONGVIEW MEDICAL CENTER, L.P.

THIS FOURTH AMENDMENT (“Amendment”) TO THE AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (“Partnership Agreement”) of Longview Medical Center, L.P., a Delaware limited partnership (the “Partnership”), has been made effective as of March 1, 2012, by and among Regional Hospital of Longview, LLC, a Delaware limited liability company (the “General Partner”) and all of the limited partners of the Partnership (the “Limited Partners”).

WHEREAS, the General Partner and the Limited Partners desire to amend the Partnership Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the General Partner and the Limited Partners hereby agree as follows:

1. Section 2.3 of the Partnership Agreement is hereby deleted in its entirety and shall be replaced with the following:

2.3 Principal Office. The principal office of the Partnership shall be located at 4000 Meridian Blvd., Franklin, Tennessee 37067.

2. Section 8.8 of the Partnership Agreement is hereby deleted in its entirety and shall be replaced with the following:

8.8 [RESERVED].

3. Section 13.7 of the Partnership Agreement is hereby deleted in its entirety and shall be replaced with the following:

13.7 [RESERVED].

4. Section 14.1(e) of the Partnership Agreement is hereby deleted in its entirety.

5. Section 17.15 of the Partnership Agreement is hereby deleted in its entirety and shall be replaced with the following:

17.15 Board of Trustees. Effective for all purposes on the Effective Date, the Partnership shall form a board of trustees (the “Board of Trustees”). The Board of Trustees shall have no fewer than thirteen (13) voting members. The constitution of the Board of Trustees shall be as set forth in Section 3.1 of the bylaws of the Board of Trustees. The Chief Executive Officer of the Hospital shall be an ex officio member of the Board of Trustees with no voting rights. The Board of Trustees shall operate to advise the General Partner regarding such matters as (i) the adoption of a vision, mission, and values statement for the Hospital, (ii) strategic planning and general business decision making, (iii) performance improvement initiatives, (iv) the granting, suspension, or termination of medical staff privileges to individual members of the medical staff, (v) the identification of service and educational opportunities, (vi) changes in essential medical services, and (vii) such other matters as may be delegated to the Board of Trustees by the General Partner.

6. Section 17.16 of the Partnership Agreement is hereby deleted in its entirety and shall be replaced with the following:

17.15 Certificates for Units.

(a) Units may, in the discretion of the General Partner, be issued in certificated or uncertificated form.

(b) If certificated, certificates representing Units shall be in such form as may be determined by the General Partner. Such certificates shall be signed by the President or Vice President of the General Partner. The signature of such officer upon such certificates may be signed manually or by facsimile. All certificates for Units shall be consecutively numbered. The name of the person owning the Units represented thereby, with the number of Units and date of issue, shall be entered on the books of the Partnership. All certificates surrendered to the Partnership for transfer shall be canceled and no new certificates shall be issued until the former certificates for a like number of Units shall be been surrendered and canceled, except that, in the case of a lost, destroyed or mutilated certificate, a new certificate may be issued therefor upon such terms and indemnity to the Partnership as the General Partner may prescribe.

(c) Units in the Partnership evidenced by a certificate shall constitute a security governed by Article 8 of the Uniform Commercial Code. Each certificate evidencing limited partnership interests in the Partnership shall bear the following legend: “This certificate evidences an interest in Longview Medical Center, L.P. and shall be a security for purposes of Article 8 of the Uniform Commercial Code.” No change to this provision shall be effective until all outstanding certificates have been surrendered for cancellation and any new certificates thereafter issued shall not bear the foregoing legend.

7. Exhibit B to the Partnership Agreement is hereby deleted in its entirety and shall be replaced by Exhibit B attached to this Amendment.

8. Except as amended herein, all terms and provisions of the Partnership Agreement shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of day and year first above written.

GENERAL PARTNER:	RE GIONAL HOSPITAL OF LONGVIEW, LLC

	By:	/s/ Rachel A. Seifert
Rachel A. Seifert, Executive Vice President

LIMITED PARTNERS:	LRH, LLC

	By:	/s/ Rachel A. Seifert
Rachel A. Seifert, Executive Vice President

LONGVIEW CLINIC OPERATIONS COMPANY, LLC

By:	/s/ Rachel A. Seifert
Rachel A. Seifert, Executive Vice President

[Signature Page to Fourth Amendment to A&R Partnership Agreement]

EXHIBIT B

LIST OF PARTNERS

GENERAL PARTNER	Units
Regional Hospital of Longview, LLC	26
4000 Meridian Blvd.
Franklin, Tennessee 37067

LIMITED PARTNERS	Units
LRH, LLC	1,893
Longview Clinic Operations Company, LLC	422

Total	2,341

THIRD AMENDMENT TO THE

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

OF

LONGVIEW MEDICAL CENTER, L.P.

THIS THIRD AMENDMENT (“Amendment”) to the Amended and Restated Limited Partnership Agreement (the “Agreement”) of Longview Medical Center, L.P. (the “Partnership”) is by and among Regional Hospital of Longview, LLC, a Delaware limited liability company and the Partnership’s general partner (the “General Partner”) and the limited partners listed on Exhibit B hereto, (the “Existing Partners”); (the Existing Partners together with the General Partner are collectively referred to herein as the “Partners”).

WHEREAS, the Partners desire to amend the Second Amendment to the Amended and Restated Limited Partnership Agreement (“Agreement”) effective July 1, 2009, which amended the First Amendment to the Agreement effective July 1, 2008, which amended the Agreement dated effective as of January 1, 2007, which amended and restated that certain original partnership agreement dated December 30, 1998.

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Partners hereby agree as follows:

1. Exhibit B. Exhibit B attached to this Amendment shall replace Exhibit B to the Partnership Agreement.

2. No Other Amendment. Except as amended herein, all terms and provisions of the Partnership Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to be effective as of the 1st day of January, 2010.

GENERAL PARTNER:

Regional Hospital of Longview, LLC

By:	/s/ Rachel A. Seifert
Rachel A. Seifert, SVP and Secretary

LIMITED PARTNERS: (Pursuant to POA granted by all Members listed on Exhibit B hereto)

By	/s/ Rachel A. Seifert
Rachel A. Seifert, SVP and Secretary

LONGVIEW MEDICAL CENTER, L.P.

Exhibit B—List of Partners

January 1, 2010

	Holder	Issue Date	# Share Issued	Cancel Date	# Shares Canceled	Balance Owned	% Ownership
GP	Regional Hospital of Longview, LLC	1/1/2007	26		—	26	1.0023
LP	Beck, Dr. Stephen J.	1/1/2007	10		—	10	0.3855
	Berg, Dr. Lamont S.	7/1/2008	5		—	5	0.1928
	Bryk, Dr. Scott	7/1/2008	8		—	8	0.3084
	Chamness, II, Dr. Jimmy M.	1/1/2007	7		—	7	0.2699
	Chow, Dr. Thomas S.F.	1/1/2007	5		—	5	0.1928
	Deckelboim, Dr. Gary G.	1/1/2007	7		—	7	0.2699
	Duvall, Dr. Charles D.	1/1/2007	8		—	8	0.3084
	East Texas Diagnostic Clinic, PLLC	1/1/2007	520		—	520	20.0463
	Erwin, Dr. David R.	1/1/2007	8		—	8	0.3084
	Germanwala, Samir	7/1/2009	10		—	10	0.3855
	Gordon, Dr. Jay T.	1/1/2007	10		—	10	0.3855
	Graham, Dr. Timothy E.	1/1/2007	8		—	8	0.3084
	Holman, Dr. Todd R.	1/1/2007	7		—	7	0.2699
	Kelly, Dr. Gene	1/1/2007	10		—	10	0.3855
	Kornman, Dr. Moyne T.	1/1/2007	5		—	5	0.1928
	Kornman, Dr. Scott E.	1/1/2007	5		—	5	0.1928
	LRH, LLC	1/1/2007	1,893		—	1,893	72.9761
	Peltzer, Dr. Marc Yves	1/1/2007	8		—	8	0.3084
	Premiere Pediatrics, PLLC	1/1/2007	2		—	2	0.0771
	Regional Emergency Medicine Associates	1/1/2007	30	1/1/2010	(30)	—	0.0000
	Somerville, Dr. Stephen P.	1/1/2007	10	7/1/2009	(10)	—	0.0000
	Taylor, Jr., Dr. Bernard Wm.	1/1/2007	2			2	0.0771
	Gene Kelly, M.D.	1/1/2010				10	0.3855
	Timothy Archer, M.D.	1/1/2010				20	0.7710
			2,604		(40)	2,594	100.0000

Revised to reflect the transfer by Regional Emergency Medicine Associates of its ownership interest in 30 limited partnership units to physicians Gene Kelly and Timothy Archer, effective January 1, 2010.

S:\lMori\2 Syndications\Longview Medical Center, LP\2008-11-l 1 Unit Ledger

SECOND AMENDMENT TO THE

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

OF

LONGVIEW MEDICAL CENTER, L.P.

THIS SECOND AMENDMENT (“Amendment”) to the Amended and Restated Limited Partnership Agreement (the “Agreement”) of Longview Medical Center, L.P. (the “Partnership”) is by and among Regional Hospital of Longview, LLC, a Delaware limited liability company and Partnership’s general partner (the “General Partner”) and the limited partners listed on Exhibit B hereto, (the “Existing Partners”); (the Existing Partners together with the General Partner are collectively referred to herein as the “Partners”).

WHEREAS, the Partners desire to amend the First Amendment to the Amended and Restated Limited Partnership Agreement effective July 1, 2008, which amended the Amended and Restated Limited Partnership Agreement dated effective as of January 1, 2007, which amended and restated that certain original partnership agreement dated December 30, 1998, (each such amendment, restatement or original agreement collectively referred to herein as the “Partnership Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Partners hereby agree as follows:

1. Exhibit B. Exhibit B attached to this Amendment shall replace Exhibit B to the Partnership Agreement.

2. No Other Amendment. Except as amended herein, all terms and provisions of the Partnership Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the 1st day of July, 2009.

GENERAL PARTNER:

Regional Hospital of Longview, LLC

By:	/s/ Rachel A. Seifert
Rachel A. Seifert, SVP and Secretary

LIMITED PARTNERS: (Pursuant to POA granted by all Members listed on Exhibit B hereto)

By	/s/ Rachel A. Seifert
Rachel A. Seifert, SVP and Secretary

EXHIBIT B

to the Second Amendment to the Partnership Agreement of

Longview Medical Center, L.P.

Dated July 1, 2009

LIST OF PARTNERS

PARTNERS	NO. UNITS
Regional Hospital of Longview, LLC (General Partner)	26
Beck, Dr. Stephen J.	10
Berg, Dr. Lamont S.	5
Bryk, Dr. Scott	8
Chamness, II, Dr. Jimmy M.	7
Chow, Dr. Thomas S.F.	5
Deckelboim, Dr. Gary G.	7
Duvall, Dr. Charles D.	8
East Texas Diagnostic Clinic, PLLC	520
Erwin, Dr. David R.	8
Germanwala, Samir	10
Gordon, Dr. Jay T.	10
Graham, Dr. Timothy E.	8
Holman, Dr. Todd R.	7
Kelly, Dr. Gene	10
Kornman, Dr. Moyne T.	5
Kornman, Dr. Scott E.	5
LRH, LLC	1,893
Peltzer, Dr. Marc Yves	8
Premiere Pediatrics, PLLC	2
Regional Emergency Medicine Associates	30
Taylor, Jr., Dr. Bernard Wm.	2
Total Issued/Outstanding:	2,594

Revised to reflect the sale by former limited partner Stephen P. Somerville of 10 limited partnership units to a new limited partner, Samir Germanwala, M.D., effective July 1, 2009.

FIRST AMENDMENT TO THE

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

OF

LONGVIEW MEDICAL CENTER, L.P.

THIS FIRST AMENDMENT (“Amendment”) TO THE AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (“Agreement”) has been executed effective as of July 1, 2008, by and among Regional Hospital of Longview, LLC, a Delaware limited liability company and general partner (the “General Partner”) and the limited partners listed on Exhibit B hereto, (the “Existing Limited Partners”; the Existing Limited Partners together with the General Partner are collectively referred to as the “Partners”).

WHEREAS, the Partners desire to amend that certain Amended and Restated Limited Partnership Agreement dated effective as of January 1, 2007, which amended and restated that certain original partnership agreement dated December 30, 1998 (collectively, the “Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Partners hereby agree as follows:

1. Exhibit B. Exhibit B attached to this Amendment shall replace Exhibit B to the Partnership Agreement.

2. No Other Amendment. Except as amended herein, all terms and provisions of the Partnership Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of day and year first above written.

GENERAL PARTNER:

Regional Hospital of Longview, LLC

By:	/s/ Rachel A. Seifert
Rachel A. Seifert, SVP and Secretary

LIMITED PARTNERS:

(Pursuant to POA granted by all Members listed on Exhibit B hereto)

By:	/s/ Rachel A. Seifert
Rachel A. Seifert, SVP and Secretary

LONGVIEW MEDICAL CENTER, L.P.

Exhibit B

to First Amendment dated July 1, 2008

Owner	No. Units
Regional Hospital of Longview, LLC	26
Beck, Dr. Stephen J.	10
Berg, Dr. Lamont S.	5
Bryk, Dr. Scott	8
Chamness, II, Dr. Jimmy M.	7
Chow, Dr. Thomas S.F.	5
Deckelboim, Dr. Gary G.	7
Duvall, Dr. Charles D.	8
East Texas Diagnostic Clinic, PLLC	520
Erwin, Dr. David R.	8
Gordon, Dr. Jay T.	10
Graham, Dr. Timothy E.	8
Holman, Dr. Todd R.	7
Kelly, Dr. Gene	10
Kornman, Dr. Moyne T.	5
Kornman, Dr. Scott E.	5
LRH, LLC	1,893
Peltzer, Dr. Marc Yves	8
Premiere Pediatrics, PLLC	2
Regional Emergency Medicine Associates	30
Somerville, Dr. Stephen P.	10
Taylor, Jr., Dr. Bernard Wm.	2

2,594

*	Revised to reflect the transfer of two (2) units each by Drs. Duvall, Erwin, Graham and Peltzer to Dr. Bryk effective July 1, 2008.

LIMITED PARTNERSHIP INTERESTS CREATED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SUCH ACTS. EXCEPT AS SPECIFICALLY OTHERWISE PROVIDED IN THIS AGREEMENT, THE INTERESTS MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED WITHOUT REGISTRATION UNDER SUCH ACTS OR AN OPINION OF COUNSEL THAT SUCH TRANSFER MAY BE LEGALLY EFFECTED WITHOUT SUCH REGISTRATION. FOR A PERIOD OF AT LEAST NINE MONTHS FROM THE LAST SALE OF INTERESTS BY THE PARTNERSHIP, THE INTERESTS MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED TO ANY PERSON WHO IS NOT AN TEXAS RESIDENT. ADDITIONAL RESTRICTIONS ON TRANSFER AND SALE ARE SET FORTH IN THIS AGREEMENT.

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

LONGVIEW MEDICAL CENTER, L.P.

(a Delaware Limited Partnership)

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

EXHIBIT A	ALLOCATION OF PROFIT AND LOSS AND OTHER TAX MATTERS

EXHIBIT B	LIST OF PARTNERS

EXHIBIT C	NOTICE OF REDEMPTION

-vi-

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

LONGVIEW MEDICAL CENTER, L.P.

(a Delaware Limited Partnership)

This Amended and Restated Limited Partnership Agreement is entered into and shall be effective as of the 1st day of January, 2007 (the “Effective Date”) by and between Regional Hospital of Longview, LLC, as the General Partner (“General Partner”), LRH, LLC, as the Original Limited Partner (“Original Limited Partner”), and each other Person whose name is set forth on Exhibit B attached to this Amended and Restated Limited Partnership Agreement as the limited partners. (The Original Limited Partner and the limited partners are sometimes collectively referred to hereinafter as “Limited Partner” in the singular and the “Limited Partners” in the plural.)

W I T N E S S E T H:

WHEREAS, the General Partner and the Original Limited Partner are parties to that certain Agreement of Limited Partnership of Longview Medical Center, L.P., dated as of December 30, 1998 (the “Original Partnership Agreement”); and

WHEREAS, the parties hereto desire to amend and restate the Original Partnership Agreement, as provided herein.

NOW, THEREFORE, the General Partner, the Original Limited Partner and the Limited Partners hereby amend and restate the Original Partnership Agreement as follows:

1. DEFINITIONS

As used herein the following terms have the following meanings:

1.1 “Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time.

1.2 “Additional Limited Partner” means a Person who is admitted into the Partnership as a Limited Partner pursuant to the terms of Section 12.4 hereof.

1.3 “Adjusted EBITDA” means an amount equal to the aggregate earnings of the Partnership for the Applicable Period before taking into account interest expense, income taxes, depreciation, amortization, ESOP expenses, gain (loss) on sales of assets, minority interests and discontinued operations for the Applicable Period, adjusted as deemed appropriate by the General Partner in its sole discretion (1) to account for rent and management fees paid by the Partnership during the Applicable Period, (2) to eliminate one-time or prior year adjustments and (3) to annualize the impact of acquisitions and divestitures made during the Applicable Period.

1.4 “Adverse Terminating Event” means, with respect to any Limited Partner (other than the General Partner or any Affiliate of the General Partner) or a person who owns an interest in a P.C. which is a Limited Partner, any of the following:

(a) The Limited Partner or a person who owns an interest in a P.C. which is a Limited Partner has breached the terms and conditions of this Agreement, including without limitation by violating the continuing covenants set forth in Section 9.4. the restrictions with respect to ownership of an interest in a Competing Business as set forth in Article 10, or the transfer restrictions set forth in Article 12, all as determined in the reasonable discretion of the General Partner; or

(b) The Limited Partner or a person who owns an interest in a P.C. which is a Limited Partner has disrupted the affairs of the Partnership or has acted adversely to the best interests of the Partnership, as determined in the reasonable discretion of the General Partner.

1.5 “Affiliate” means, with respect to any Partner, (i) any Person that directly or indirectly controls, is controlled by, or is under common control with, a Partner, (ii) any entity of which a Partner owns ten percent (10%) or more of the outstanding voting securities, (iii) any entity of which a Partner is an officer, director, or general partner, (iv) any Person who owns an interest in any Partner, and any Affiliate (as herein defined) of such Person; or (v) any child (whether through marriage, adoption or otherwise), grandchild (whether through marriage, adoption or otherwise), sibling (whether through adoption or otherwise), parent or spouse or parent of a spouse of a Partner. As used in this definition of “Affiliate,” the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity whether through ownership of voting securities, by contract or otherwise.

1.6 “Agreed Value” means, the amount, if any, by which (1) the product determined by multiplying (a) Adjusted EBITDA (computed as of the end of the Applicable Period) by (b) 6.0, exceeds (2) any long-term debt of the Partnership existing as of such date, including without limitation any third party and intercompany debt.

1.7 “Agreement” means this Amended and Restated Limited Partnership Agreement of Longview Medical Center, L.P., as from time to time amended pursuant to Section 17.8 hereof.

1.8 “Applicable Period” means, for purposes of determining Adjusted EBITDA, either (i) the most recently completed fiscal year of the Partnership ending on December 31 or (ii) a recently completed 12 month period not ending on December 31, whichever is determined by the General Partner in its sole discretion to be most representative of the performance of the Partnership going forward.

1.9 “Approval of the Partners” or “Approved by the Partners” means the approval of those Partners (including the General Partner and Affiliates) having aggregate Sharing Percentages equal to at least fifty and one-tenth percent (50.1%) of the aggregate Sharing Percentage of all Partners at the time the proposed Partnership action is being considered for approval.

1.10 “Bankruptcy” means, as to any Partner or interest holder in a Partner, such person’s taking or acquiescing to the taking of any action seeking relief under, or advantage of, any applicable debtor relief, liquidation, receivership, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization or similar law affecting the rights or remedies of creditors generally, as in effect from time to time. For the purpose of this definition, the term “acquiescing” shall include, without limitation, the failure to file within the time specified by law an answer or opposition to any proceeding commenced against such Partner under any such law and a failure to file, within thirty (30) days after its entry, a petition, answer or motion to vacate or to discharge any order, judgment or decree providing for any relief under any such law.

1.11 “Capital Account” shall have the meaning set forth in Section 4.2 hereof.

1.12 “Capital Contribution” means, as to any Partner, the amount of cash or the Agreed Property Value (as defined in Exhibit A attached hereto) of all property contributed to the Partnership by the Partner, which Capital Contribution is recorded in the books of the Partnership.

1.13 “Code” means the Internal Revenue Code of 1986, as amended from time to time. All references herein to sections of the Code shall include any provision or corresponding provisions of succeeding law.

1.14 “Competing Business” means any general acute care hospital, specialty hospital, rehabilitation facility, diagnostic imaging center, inpatient or outpatient psychiatric or substance abuse facility or ambulatory or other type of surgery center, and/or any similar business, that the General Partner determines in its sole discretion is in competition with the Partnership, in each case located within twenty-five (25) miles of the Hospital.

1.15 “Excess Cash” means the amount, if any, by which the Partnership’s cash on hand exceeds its current and anticipated needs, including without limitation, operating expenses, debt service, authorized acquisitions, capital expenditures, working capital, and a reasonable contingency reserve as determined by the General Partner in its discretion.

1.16 “General Partner” means Regional Hospital of Longview, LLC, a Delaware limited liability company, and any successor thereto, or any replacement general partner of the Partnership, but excluding any Person who ceases to be a general partner of the Partnership pursuant to this Agreement.

1.17 “Hospital” means the general acute care hospital known as Longview Medical Center in Longview, Texas and any other health care facilities and related businesses owned, leased or acquired by the Partnership.

1.18 “Limited Partner” means any Limited Partner whose name is set forth on Exhibit B hereto, and any Substituted Limited Partner or Additional Limited Partner, but excluding any Person who ceases to be a limited partner of the Partnership pursuant to this Agreement. “Limited Partners” means all of the Persons who are limited partners of the Partnership as defined in this Section 1.18.

1.19 “Liquidator” means the Person who liquidates the Partnership under Article 15 hereof.

1.20 “Memorandum” means the Confidential Offering Memorandum dated as of August 25, 2006, pursuant to which 908 Units were offered to Qualified Purchasers.

1.21 “Non-Affiliated Limited Partners” means all Limited Partners other than the General Partner and its Affiliates who may be Limited Partners.

1.22 “Original Limited Partner” means LRH, LLC, a Delaware limited liability company, and any successor thereto.

1.23 “P.C.” means a professional corporation or similar entity (such as professional limited liability companies, limited liability partnerships, general partnerships, etc.) in which the only equity owners are physicians.

1.24 “Partners” means the General Partner and the Limited Partners, collectively. “Partner” means any one of the Partners.

1.25 “Partnership” means the limited partnership governed by this Agreement.

1.26 “Person” means any individual, partnership, corporation, limited liability company, trust or other entity.

1.27 “Qualified Purchaser” means, with respect to the Units, (i) any medical doctor, doctor of osteopathic medicine or doctor of podiatric medicine who (A) either (1) is a member in good standing of the active or provisional medical staff of the Hospital (as defined in the medical staff bylaws of the Hospital, as amended from time to time) or (2) in the reasonable judgment of the General Partner, will be eligible to become a member of the active or provisional medical staff at the Hospital and (B) meets or at the time acquisition of Limited Partner Units is expected to meet the continuing covenants set forth in Section 9.4 of this Agreement, (ii) the General Partner or other Persons designated by the General Partner, (iii) the Partnership, or (iv) a P.C. that is owned entirely by individual doctors meeting the requirements in clause (i) of this Section.

1.28 “Retirement” means a Limited Partner who is an individual who attains the age of 62 and who is no longer engaged in the practice of medicine, either full-time or part-time, in the State of Texas.

1.29 “Sharing Percentage” means, as to a Partner, the percentage obtained by dividing the Units of such Partner (whether General Partner Units or Limited Partner Units) by the total Units of all Partners at that time. The Partners hereby agree that their Sharing Percentages shall constitute their “interests in the Partnership profits” for purposes of determining their respective shares of the Partnership in “excess nonrecourse liabilities” within the meaning of section 1.752-3(a)(3) of the Treasury Regulations.

1.30 “Substituted Limited Partner” means any Person admitted to the Partnership pursuant to Section 12.2.

1.31 “Terminating Event” means, with respect to any Limited Partner (other than the General Partner or any Affiliate of the General Partner) or person who owns an interest in a P.C. which is a Limited Partner, any of the following:

(a) The Limited Partner or a person who owns an interest in a P.C. which is a Limited Partner dies or becomes permanently disabled;

(b) The Limited Partner or a person who owns an interest in a P.C. which is a Limited Partner is in Bankruptcy;

(c) The Limited Partner or a person who owns an interest in a P.C. which is a Limited Partner at any time is not a member in good standing of the active or provisional medical staff of the Hospital (as defined by the medical staff bylaws of the Hospital, as amended from time to time);

(d) The Limited Partner or a person who owns an interest in a P.C. which is a Limited Partner has pledged or hypothecated or granted a security interest in his Units and the Person who holds the pledge, hypothecation or security interest has exercised its right to take over ownership of such Units; or

(e) The Limited Partner or a person who owns an interest in a P.C. which is a Limited Partner has entered Retirement.

1.32 “Treasury Regulations” or “Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations or the Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute proposed, temporary or final regulations.

1.33 “Triad” means Triad Hospitals, Inc., a Delaware corporation, and any successor in interest.

1.34 “Triad Affiliate” means any Affiliate of Triad (other than a natural person).

1.35 “Units” means all or a certain percentage, as the context requires, of the issued and outstanding ownership interests of the Partnership held by the Partners. “Unit” means any one of the Units. “General Partner Units” or “Limited Partner Units” means Units held by the General Partner or the Limited Partners, respectively. “Treasury Units” means Units held by the Partnership; Treasury Units are not considered outstanding Units.

1.36 “Valuation Price” means the price per Unit as determined by dividing the Agreed Value by the aggregate number of Units issued and outstanding as of the end of the Applicable Period utilized in calculating the Agreed Value.

2. FORMATION AND CONTINUATION OF PARTNERSHIP

2.1 Formation and Continuation. The original partners formed the Partnership pursuant to the Act, and caused the Certificate of Limited Partnership to be filed in the office of the Secretary of State of Delaware on November 9, 1998, and have complied with all other legal requirements to form and operate the Partnership. The Partners hereby continue the existence of the Partnership. Except as stated in this Agreement, the Act shall govern the rights and liabilities of the Partners.

2.2 Name. The name of the Partnership is “Longview Medical Center, L.P.,” and the business of the Partnership shall be conducted under that name or such other name or names as may be Approved by the Partners from time to time.

2.3 Principal Office. The principal office of the Partnership shall be located at 5800 Tennyson Parkway, Plano, Texas 75024, or at such other place or places as the General Partner may from time to time determine.

2.4 Term. The Partnership began on November 9, 1998 and shall continue until the date on which the Partnership is dissolved pursuant to Article 14 and thereafter, to the extent provided for by applicable law, until wound up and terminated pursuant to Article 15 hereof.

2.5 Registered Agent and Office. The registered agent of the Partnership shall be Corporation Service Company, and the registered office of the Partnership shall be located at 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The registered office or the registered agent, or both, may be changed by the General Partner from time to time upon filing the statement required by the Act. The Partnership shall maintain at its registered office such records as may be specified by the Act.

3. PURPOSES AND POWERS OF THE PARTNERSHIP; NATURE OF THE BUSINESS OF THE PARTNERSHIP

3.1 Purposes. The purposes of the Partnership are (i) to own, construct, develop, manage, maintain, lease and operate the Hospital and other health care related services and businesses, whether directly or indirectly through ownership of interests in other entities; (ii) to enter into, from time to time, such financial arrangements as the General Partner may determine to be necessary, appropriate or advisable (including, without limitation, borrowing money and issuing evidences of indebtedness and securing the same by mortgage, deed of trust, security interest or other encumbrance upon one or more or all of the Partnership assets); (iii) to sell, assign, lease, exchange or otherwise dispose of, or refinance or additionally finance, one or more or all of the Partnership assets; (iv) to raise additional capital by issuance of additional limited partnership interests in the Partnership as provided in Section 12.4; and (v) generally to engage in such other businesses and activities and to do any and all other acts and things that the General Partner deems necessary, appropriate or advisable from time to time in furtherance of the purposes of the Partnership as set forth in this Section 3.1 (subject to the provisions of Section 8.3 and 8.4 hereof).

3.2 Powers. Subject to the limitations contained in this Agreement and in the Act, the Partnership purposes may be accomplished by the General Partner taking any action permitted under this Agreement that, in the good faith judgment of the General Partner, is customary or reasonably related to accomplishing such purposes.

3.3 Authorization of Mergers. The Partnership is hereby authorized to engage in any merger or consolidating transaction with any limited partnership or other business entity as provided in Section 17-211 of the Act. Any such merger or consolidation transaction may be approved solely by the General Partner and does not require the consent of the Limited Partners or Approval of the Partners. If the Partnership is the surviving or resulting limited partnership in any merger or consolidation, this Agreement may be amended and/or restated in connection with the agreement of merger or consolidation pursuant to Section 17-211(g) of the Act.

4. CAPITAL CONTRIBUTIONS, LOANS, CAPITAL ACCOUNTS

4.1 Capital Contributions. Each Partner has contributed its, his or her Capital Contribution to the capital of the Partnership and does not have any further obligation to make additional capital contributions in the future.

4.2 Capital Accounts. A Capital Account (herein so called) shall be established and maintained for each Partner for the full term of this Agreement in accordance with the capital accounting rules of section 1.704-l(b)(2)(iv) of the Regulations. Each Partner shall have only one Capital Account, regardless of the number or classes of Units or other interests in the Partnership owned by such Partner and regardless of the time or manner in which such Units or other interests were acquired by such Partner. Pursuant to the basic capital accounting rules of section 1.704-l(b)(2)(iv)(m) of the Regulations, the balance of each Partner’s Capital Account shall be:

(a) Increased by the amount of money contributed by such Partner (or such Partner’s predecessor in interest) to the capital of the Partnership pursuant to this Article 4 and decreased by the amount of money distributed to such Partner (or such Partner’s predecessor in interest) pursuant to Article 6 and Article 15 hereof;

(b) Increased by the fair market value of each property (determined without regard to section 7701(g) of the Code) contributed by such Partner (or such Partner’s predecessor in interest) to the capital of the Partnership pursuant to this Article 4 (net of all liabilities secured by such property that the Partnership is considered to assume or take subject to under section 752 of the Code) and decreased by the fair market value of each property (determined without regard to section 7701(g) of the Code) distributed to such

Partner (or such Partner’s predecessor in interest) by the Partnership pursuant to Article 6 or 15 hereof (net of all liabilities secured by such property that such Partner is considered to assume or take subject to under section 752 of the Code);

(c) Increased by the amount of each item of Partnership profit allocated to such Partner (or such Partner’s predecessor in interest) pursuant to Section 3.1 of Exhibit A hereto;

(d) Decreased by the amount of each item of Partnership loss allocated to such Partner (or such Partner’s predecessor in interest) pursuant to Section 3.1 of Exhibit A hereto; and

(e) Otherwise adjusted as follows:

(i) Effective immediately prior to any “Revaluation Event” (as defined in Exhibit A hereto), the balances of all Partners’ Capital Accounts shall be adjusted to reflect the manner in which items of profit or loss, as computed for book purposes, equal to the “Unrealized Book Gain Or Loss” (as defined in Exhibit A hereto) then existing with respect to each Partnership property (to the extent not previously reflected in the Partners’ Capital Accounts) would be allocated among the Partners pursuant to Section 3.1 of Exhibit A hereto if there were a taxable disposition of such property immediately prior to such Revaluation Event for its fair market value (as determined by the General Partner taking section 7701 (g) of the Code into account (i.e., such value shall not be less than the amount of Nonrecourse Liabilities (as defined in Exhibit A) to which such property is subject));

(ii) With respect to items of Partnership profit and loss, the balances of all the Partners’ Capital Accounts shall be adjusted solely for allocations of such items, as computed for book purposes, under Section 3.1 of Exhibit A hereto and shall not be adjusted for allocations of correlative Tax Items under Section 3.2 of Exhibit A hereto; and

(iii) Immediately before giving effect under Section 4.2(b) hereof to any adjustment attributable to the distribution of property to a Partner, the balances of all the Partners’ Capital Accounts first shall be adjusted to reflect the manner in which items of profit or loss, as computed for book purposes, equal to the Unrealized Book Gain Or Loss (as defined in Exhibit A) existing with respect to the distributed property (to the extent not previously reflected in the Partners’ Capital Accounts) would be allocated among the Partners pursuant to Section 3.1 of Exhibit A hereto if there were a taxable disposition of such property, on the date of such distribution, by the Partnership for its fair market value at the time of such distribution (as agreed to in writing by the Partners taking section 7701(g) of the Code into account (i.e., such value shall not be agreed to be less than the amount of Nonrecourse Liabilities to which such property is subject)).

4.3 Additional Provisions Regarding Capital Accounts.

(a) If a Partner pays any Partnership indebtedness or forgives any Partnership indebtedness owing to such Partner, such payment or forgiveness shall be treated as a cash contribution by that Partner to the capital of the Partnership, and the Capital Account of such Partner shall be increased by the amount so paid by such Partner.

(b) Except as otherwise provided herein, no Partner may contribute capital to, or withdraw capital from, the Partnership. To the extent any monies which any Partner is entitled to receive pursuant to the Agreement would constitute a return of capital, each of the Partners consents to the withdrawal of such capital.

(c) A loan by a Partner to the Partnership shall not be considered a contribution of money to the capital of the Partnership, and the balance of such Partner’s Capital Account shall not be increased by the amount so loaned. No repayment of principal or interest on any such loan, reimbursement made to a Partner with respect to advances or other payments made by such Partner on behalf of the Partnership or payments of fees to a Partner which are made by the Partnership shall be considered a return of capital or in any manner affect the balance of such Partner’s Capital Account.

(d) No Partner with a deficit balance in its Capital Account shall have any obligation to the Partnership or any other Partner to restore such deficit balance. In addition, no venturer or partner in any Partner shall have any liability to the Partnership or any other Partner for any deficit balance in such venturer’s or partner’s capital account in the Partner in which it is a partner or venturer. Furthermore, a deficit Capital Account balance of a Partner (or a capital account of a partner or venturer in a Partner) shall not be deemed to be a liability of such Partner (or of such venturer or partner in such Partner) or a Partnership asset or property. The provisions of this Section 4.3(d) shall not affect any Partner’s obligation to make capital contributions to the Partnership that are required to be made by such Partner pursuant to this Agreement.

(e) Except as otherwise provided herein, no interest shall be paid on any capital contributed to the Partnership or the balance in any Partner’s Capital Account.

(f) All of the provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with section 1.704-1 (b) of the Regulations, and shall be interpreted and applied in a manner consistent with such Regulations. If the General Partner determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Partnership or any of the Partners) are computed in order to comply with the Regulations, the General Partner may make such modifications, provided that such modifications are not likely to have a material effect on the amounts distributable to any Partner from the Partnership. The General Partner shall also make appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with section 1.704-1(b) of the Regulations.

4.4 Loans. The General Partner may, but shall not be obligated to, loan money to the Partnership. If the General Partner makes any loan or loans to the Partnership, the amount of any such loan shall not be treated as a contribution to the capital of the Partnership but shall be a debt due from the Partnership. Any loan by the General Partner to the Partnership shall be repayable out of the Partnership’s cash and shall have such terms, including without limitation the interest rate and maturity, as would be commercially reasonable with an unaffiliated third party.

5. ALLOCATIONS

5.1 Allocations of Income and Losses. All items of income or loss of the Partnership shall be allocated to the Partners in accordance with the provisions of Exhibit A attached hereto, which is hereby incorporated by reference for all purposes of this Agreement.

6. DISTRIBUTIONS

6.1 Distribution of Excess Cash. Except as otherwise may be provided in Section 15.3, or as otherwise may be prohibited or required by applicable law, the General Partner shall have the discretion to determine whether Excess Cash exists. In the event that the General Partner determines, in its discretion, that Excess Cash exists, the General Partner will use reasonable efforts to cause the Partnership to distribute such Excess Cash to the Partners, pro rata in accordance with their respective Sharing Percentage, on a quarterly basis.

Subject to the foregoing provisions of this Section 6.1, the General Partner will use reasonable efforts to cause the Partnership to distribute Excess Cash, if any, on a yearly basis in an amount sufficient to provide each Partner with funds to pay income tax obligations on Partnership profits as computed under Section 3.1 of Exhibit A as if each Partner’s Sharing Percentage of such profits were fully taxable to such Partner at the highest Federal income tax rate for individuals.

7. BANK ACCOUNTS, BOOKS OF ACCOUNT, TAX COMPLIANCE AND FISCAL YEAR

7.1 Bank Accounts; Investments. The General Partner may (i) establish one or more bank accounts as provided in Section 8.1(g) into which all Partnership funds shall be deposited or (ii) deposit Partnership funds in a central account established in the name of Triad or a Triad Affiliate, provided that detailed separate entries are made on the books and records of the Partnership and on the books and records of Triad or such Triad Affiliate with respect to amounts received from the Partnership and deposited in such central account for the account of the Partnership. The daily balances of the funds of the Partnership deposited into such central account shall bear interest at a current market rate. Funds deposited in the Partnership’s bank accounts may be withdrawn only to pay Partnership debts or obligations or to be distributed to the Partners under this Agreement. Partnership funds, however, may be invested in such securities and investments as the General Partner may select, until withdrawn for Partnership purposes.

7.2 Books and Records. The General Partner shall keep books of account and records relative to the Partnership’s business. The books shall be prepared in accordance with generally accepted accounting principles using the accrual method of accounting. The accrual method of accounting shall also be used by the Partnership for income tax purposes. The Partnership’s books and records shall at all times be maintained at the principal business office of the Partnership or its accountants (and to the extent required by the Act, at the registered office of the Partnership) and shall be available for inspection by the Limited Partners or their duly authorized representatives during reasonable business hours. The books and records shall be preserved for at least six (6) years after the term of the Partnership ends.

7.3 Determination of Profit and Loss; Financial Statements. All items of Partnership income, expense, gain, loss, deduction and credit shall be determined with respect to, and allocated in accordance with, this Agreement for each Partner for each Partnership fiscal year. Within one hundred twenty (120) days after the end of each Partnership fiscal year, the General Partner shall cause to be prepared, at the Partnership’s expense, unaudited financial statements of the Partnership for the preceding fiscal year, including, without limitation, a balance sheet, profit and loss statement, statement of cash flows and statement of the balances in the Partners’ Capital Accounts, prepared in accordance with the terms of this Agreement and generally accepted accounting principles consistently applied. These financial statements shall be available for inspection and copying during ordinary business hours at the reasonable request of any Partner, and will be furnished to all Limited Partners upon written request therefor.

7.4 Tax Returns and Information. The Partners intend for the Partnership to be treated as a partnership, rather than as an association taxable as a corporation, for Federal income tax purposes. The General Partner shall prepare or cause to be prepared all Federal, state and local income and other tax returns which the Partnership is required to file and shall furnish a copy of each Limited Partner’s Form K-1 and any other information which any Limited Partner may reasonably request relating to such returns, within the time required by law (including any applicable extension periods available under the Code). The General Partner shall be permitted to make any tax elections for or with respect to the Partnership that it may, in its sole discretion, deem appropriate and in the best interests of the Partnership and its Partners.

7.5 Tax Audits. The General Partner shall be the tax matters partner of the Partnership under Section 6231(a)(7) of the Code. The General Partner shall inform the Limited Partners of all material matters which may come to its attention in its capacity as tax matters partner by giving the Limited Partners notice thereof within the time requirements provided by Sections 6222 through 6231 of the Code. The General Partner shall not take any action contemplated by Sections 6222 through 6231 of the Code unless the General Partner has first given the Limited Partners notice of the contemplated action and received the Approval of the Partners to the contemplated action. This provision is not intended to authorize the General Partner to take any action which is left to the determination of the individual Partner under Sections 6222 through 6231 of the Code. The provisions of this Section 7.5 shall survive the termination of the Partnership or the termination of any Partner’s interest in the Partnership and shall remain binding on the Partners for a period of time necessary to resolve with the Internal Revenue Service or the United States Department of the Treasury any and all matters regarding the United States federal income taxation of the Partnership.

7.6 Fiscal Year. The Partnership fiscal year shall be the calendar year.

7.7 Partnership for Federal Income Tax Purposes. The Partnership and the Partners intend for the Partnership to be classified as a partnership for federal income tax purposes under section 301.7701-3 of the Regulations. Neither the Partnership nor any Partner may make an election under section 301.7701-3(c) of the Regulations to treat the Partnership as an association taxable as a corporation. To the extent section 301.7701-3 of the Regulations does not govern the state and local tax classification of the Partnership, the General Partner shall take such action as may be permitted or required under any state and/or local law applicable to the Partnership to cause the Partnership to be taxable as, and in a manner consistent with, a partnership (or the functional equivalent thereof under applicable law) for the state and/or local income tax purposes. In addition, neither the Partnership nor any Partner may make an election for the Partnership to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law and no provision of this Agreement shall be construed to sanction or approve such an election.

7.8 Withholding. All amounts required to be withheld pursuant to section 1446 of the Code or any other provision of federal, states, local, or foreign tax law shall be treated as amounts actually distributed to the affected Partners for all purposes under this Agreement. The General Partner is hereby authorized to withhold from distributions, or with respect to allocations, to the Partners and to pay over any federal, state, local or foreign government any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state, local, or foreign law and shall allocate such amounts to the Partners with respect to which such amount was withheld.

8. RIGHTS, OBLIGATIONS AND INDEMNIFICATION OF THE GENERAL PARTNER

8.1 Rights of the General Partner. Subject to the limitations imposed upon the General Partner in this Agreement (including, without limitation, Sections 8.3 and 8.4) the General Partner shall have full, exclusive and complete duty and right to manage and control the Partnership, and, within its discretion, shall make all decisions and take any necessary or appropriate action in connection with the Partnership’s business. Without limiting the General Partner’s power or authority under this Agreement or the Act, the General Partner may (without obtaining the consent or approval of any Partners) take the following actions if and when it deems any such action to be necessary, appropriate or advisable, at the sole cost and expense of the Partnership, subject however in all respects to the limitations imposed on the General Partner in this Agreement (including, without limitation, Sections 8.3 and 8.4);

(a) Borrow money from any source, including without limitation from the General Partner, Triad or a Triad Affiliate and, if security is required therefor, to mortgage or subject to any other security device any portion of the Partnership’s property, to obtain replacements of any mortgage or other security device, and to prepay, in whole or in part, refinance, increase, modify, consolidate or extend any mortgage or other security device, all of the foregoing on such terms and in such amounts as the General Partner deems, in its sole discretion, to be in the best interest of the Partnership;

(b) Acquire and enter into any contract of insurance which the General Partner deems necessary and proper for the protection of the Partnership, for the conservation of the Partnership’s assets, or for any purpose convenient or beneficial to the Partnership;

(c) Employ, from time to time on behalf of the Partnership, individuals (including employees of the General Partner, the Limited Partners, or any of their Affiliates) on such terms and for such compensation as the General Partner shall determine (but not in an amount which would be considered unreasonable based upon the scope of an individual employee’s duties and responsibilities), and to enter into agreements for the transfer of Partnership interests to such Persons as provided in Articles 12 and 13 hereof;

(d) Make decisions as to accounting principles and elections, whether for book or tax purposes (and such decisions may be different for each purpose);

(e) Set up or modify record keeping, billing and accounts payable accounting systems;

(f) Alienate, mortgage, pledge or otherwise encumber, sell, exchange, lease or purchase real and/or personal property in fulfillment of the Partnership purposes and for the construction and operation of the Hospital and other Partnership property;

(g) Open checking and savings accounts, in banks or similar financial institutions, in the name of the Partnership, and deposit cash in and withdraw cash from such accounts;

(h) Adjust, arbitrate, compromise, sue or defend, abandon, or otherwise deal with and settle any and all claims in favor of or against the Partnership, as the General Partner shall, in its sole discretion, deem proper;

(i) Execute, on behalf of and in the name of the Partnership, make, perform and carry out all types of contracts, leases, agreements, instruments, notes, certificates, titles or other documents of any kind or nature as deemed necessary and desirable by the General Partner, including without limitation contracts, leases, other agreements and documents and cash management agreements and systems with Affiliates of Triad or any Partner, and amend, extend, or modify any contract, lease, or agreement at any time entered into by the Partnership, provided that the General Partner uses its best efforts to insure that all such contracts, leases, or agreements are representative of fair market value; and

(j) Do all acts necessary or desirable to carry out the business for which the Partnership is formed or which may facilitate the General Partner’s exercise of its powers hereunder.

8.2 Right to Rely on the General Partner. No Person or governmental body dealing with the Partnership shall be required to inquire into, or to obtain any other documentation as to, the authority of the General Partner to take any action permitted under Section 8.1. Furthermore, any Person dealing with the Partnership may rely upon a certificate signed by the General Partner as to the following:

(a) The identity of the General Partner or any Limited Partner;

(b) The existence or nonexistence of any fact or facts that constitute a condition precedent to acts by the General Partner or which are in any other manner germane to the affairs of the Partnership;

(c) The Persons who are authorized to execute and deliver any instrument or document of the Partnership; or

(d) Any act or failure to act by the Partnership on any other matter whatsoever involving the Partnership or any Partner.

8.3 Specific Limitations on the General Partner. Notwithstanding anything to the contrary in this Agreement or the Act, without the prior written approval of all of the Limited Partners to the specific act in question, the General Partner shall have no right, power or authority to do any of the following acts, each of which is considered outside the ordinary course of Partnership business:

(a) To do any act in contravention of this Agreement; or

(b) To knowingly perform any act that would subject any Limited Partner to liability as a general partner in any jurisdiction.

8.4 Additional Limitations on the Authority of the General Partner. Without the prior Approval of the Partners, the General Partner shall have no authority to do any of the following:

(a) Amend this Agreement (except as provided in Sections 3.3 or 17.8 hereof);

(b) Change the nature of the business of the Partnership or cause the Partnership to be taxed other than as a partnership;

(c) Sell all or substantially all of the assets of the Partnership; or

(d) Dissolve the Partnership.

The limitations in this Section 8.4 shall not be applicable to any General Partner or any Liquidator in winding up and liquidating the business of the Partnership under Article 15.

8.5 Management Obligations of the General Partner. The General Partner shall devote such time to the Partnership as may be necessary to manage and supervise the Partnership business and affairs, but nothing in this Agreement shall preclude the General Partner, at the expense of the Partnership, from employing or engaging any Affiliate or a third party to provide management or other services to the Partnership (including without limitation those services listed in this Section 8.5), always subject, however, to the control of the General Partner. Any transaction between the Partnership and the General Partner or any Affiliate is hereby expressly authorized provided that the General Partner uses its best efforts to ensure that the terms of such transactions are generally no less favorable to the Partnership than the terms that would be made available to the Partnership in arm’s length transactions with independent third parties. The management obligations of the General Partner shall include the following:

(a) The General Partner will provide management services in areas such as: long-range strategic and financial planning, management planning, quality assurance programs, materials management, management development, professional recruitment, performance appraisal systems, personnel development, benefits administration, facilities development and construction management and productivity improvement programs;

(b) The General Partner will provide management services in areas such as: budget control systems, financial reporting practices, interfaces with lenders, contractual agreements, business office procedures, accounts receivable and cash management, risk management programs, financial modeling, capital planning, cost accounting analysis and third-party reimbursement;

(c) The General Partner will provide marketing and corporate communication management services in areas such as: competitive environment assessments, health services marketing, management of community and public relations, product-line analysis, new service development, management of governmental affairs, market research and opinion attitude surveys;

(d) The General Partner will provide management services for areas such as: service utilization analysis, systems development, supply and charge systems, manpower utilization and control systems, technical clinical skills training, new product evaluation and educational programs for clinical staff;

(e) The General Partner will provide management services for areas such as: medical staff orientation programs, medical staff issues, physician credentialing, Medicare and Medicaid cost reporting, quality assurance, practice promotion and selection of physician private practice workshops; and

(f) The Partnership may participate in any group purchasing program of the General Partner or any Affiliate, and each Partner agrees that all information with regard to pricing or any other terms of the group purchasing program will remain confidential.

8.6 Indemnification of the General Partner.

(a) Except to the extent such indemnification may be prohibited by law, the Partnership, its receiver, or its trustee shall indemnify, hold harmless, and pay all judgments and claims against the General Partner or its members, agents or employees relating to any liability or damage incurred or suffered by the General Partner or its members, agents or employees by reason of any act performed or omitted to be performed by the General Partner or its members, agents or employees in connection with the Partnership’s business, including reasonable attorneys’ fees incurred by the General Partner in connection with the defense of any claim or action based on any such act or omission, which attorneys’ fees may be paid as incurred (but this indemnity provision shall not apply to any act performed or omitted to be performed by the General Partner constituting willful misconduct or gross negligence).

(b) In the event any Limited Partner shall bring a legal action against the General Partner, including a Partnership derivative suit, the Partnership shall indemnify, hold harmless, and pay all expenses of the General Partner, including but not limited to attorneys’ fees incurred in the defense of such action, unless the General Partner shall be adjudicated guilty of gross negligence or willful misconduct in connection with the performance of its duties as General Partner to the Partnership.

(c) The Partnership shall indemnify, hold harmless, and pay all expenses, costs or liabilities of the General Partner which (or who) for the benefit of the Partnership makes any deposit, acquires any option, makes any payment, or assumes any obligation in connection with any property proposed to be acquired by the Partnership and which (or who) suffers any financial loss as a result of such action.

(d) Any indemnification required herein to be made by the Partnership shall be made promptly following the fixing of any loss, liability, or damage incurred or suffered. If, at any time, the Partnership has insufficient funds to provide such indemnification as herein provided, it shall provide such indemnification if and as the Partnership generates sufficient funds, and prior to any distribution to the Partners.

(e) Notwithstanding the foregoing provisions of this Section 8.6, the General Partner shall not be indemnified by the Partnership from any liability for actions or omissions that constitute willful misconduct or gross negligence on the part of the General Partner.

8.7 Reimbursement. The General Partner and any other party (including Triad and any Triad Affiliate) with whom the Partnership or the General Partner contracts to render management services shall be entitled to be reimbursed for any and all reasonable costs and expenses incurred by it in connection with managing and operating the Partnership and its properties and business, including, without limitation, the costs and expenses of all employees employed at the Hospital. Such reimbursement shall be paid by the Partnership, upon the written application of the General Partner, as soon as funds are available therefor.

8.8 Compensation of the General Partner. As compensation and consideration for the performance of its duties and responsibilities as General Partner, the General Partner and any other party (including Triad and any Triad Affiliate) with whom the Partnership or the General Partner contracts to render management services shall be entitled to receive a monthly management fee of two percent (2%) of the Partnership’s net revenues for the preceding month. The General Partner intends to maintain such management fee at two percent (2%) for the life of the Partnership. Such management fee will be paid on or before the twentieth (20th) day of each month after the month the Partnership starts to conduct business operations. For purposes of this Section 8.8, the Partnership’s net revenues shall mean its gross revenues less contractual adjustments, policy discounts, charity care and administrative discounts, as determined in accordance with generally accepted accounting principles. The General Partner may contract with other parties (including Triad or any Triad Affiliate) in rendering management services to the Partnership. The monthly management fee is not intended to include the cost of services relating to information systems, insurance, design, construction and equipment planning and public affairs, which will be billed to the Partnership separately.

8.9 Independent Activities. The General Partner and any of its Affiliates may engage in or possess interests in other business ventures of every nature and description, independently, and with others, whether such activities are competitive with the Partnership or otherwise, without having or incurring any obligation to offer any interest in such activities to the Partnership or any Partner. Neither this Agreement nor any activity undertaken hereunder shall prevent the General Partner or any of its Affiliates from engaging in such other activities or require the General Partner or any of its Affiliates to permit the Partnership or any Limited Partner to participate in such activities. Furthermore, as a material part of the consideration for the General Partner executing this Agreement and admitting the Limited Partners to the Partnership, the Limited Partners herein waive, relinquish and renounce any right or claim of participation in any such activities.

9. RIGHTS AND STATUS OF LIMITED PARTNERS

9.1 General. The Limited Partners have the rights and the status of limited partners under the Act. Except to the extent expressly otherwise provided in this Agreement, the Limited Partners shall not take part in the management or control of the Partnership business, or sign for or bind the Partnership, such powers being vested exclusively in the General Partner.

9.2 Limitation of Liability. No Limited Partner shall have any personal liability whatever, solely by reason of his status as a Limited Partner of the Partnership, whether to the Partnership, the General Partner or any creditor of the Partnership, for the debts of the Partnership or any of its losses beyond the amount of the Limited Partner’s obligation to contribute its Capital Contribution to the Partnership.

9.3 Bankruptcy; Death; Etc. Neither the Bankruptcy, death, disability nor declaration of incompetence or incapacity of a Limited Partner shall dissolve the Partnership, but the rights of a Limited Partner to share in the profits and losses of the Partnership and to receive distributions of Partnership funds shall, on the happening of such an event, devolve upon the Limited Partner’s estate, legal representative or successor in interest, as the case may be, subject to this Agreement, and the Partnership shall continue as a limited partnership under the Act. The Limited Partner’s estate, representative or successor in interest shall be entitled to receive distributions and allocations with respect to such Limited Partner’s interest in the Partnership and shall be liable for all of the obligations of the Limited Partner. Furthermore, the Limited Partner’s estate, representative or successor in interest shall have no right to any information or accounting of the affairs of the Partnership, shall not be entitled to inspect the books or records of the Partnership, and shall not be entitled to any of the rights of a general partner or limited partner under the Act or this Agreement unless such estate, representative or successor in interest is admitted to the Partnership as a Substituted Limited Partner in accordance with Section 12.2.

9.4 Continuing Covenants. Each Limited Partner who is a physician or licensed practitioner and each owner of a Limited Partner that is a P.C. is subject to the following continuing covenants:

(a) The individual has not been suspended or excluded from participation in the federal Medicare program or any other governmental health care reimbursement program or debarred from participation in any federal procurement program;

(b) The Limited Partner and P.C. will respond fully, promptly and in writing to Partnership requests for certifications and information relating to continuing compliance with this Agreement and applicable law; and

(c) Neither the Limited Partner nor any such owner has loaned funds to or received a loan from the Partnership or any Partner in connection with the purchase of any Units; and neither the Limited Partner nor any such owner has guaranteed a loan for any Partner in connection with the purchase of any Units.

10. SPECIAL COVENANTS OF THE PARTNERS

10.1 Non-Ownership Provision. Each Non-Affiliated Limited Partner and each person who owns an interest in an entity which is a Non-Affiliated Limited Partner agrees that while he, it or his entity is a Limited Partner and for one (1) year thereafter neither he nor any of his Affiliates shall, directly or indirectly, hold an ownership interest in any Competing Business without the prior written consent of the General Partner, which consent may be given or refused in the sole and absolute discretion of the General Partner. Nothing in this Section 10.1 is intended to prevent a Non-Affiliated Limited Partner or person who owns an interest in a Non-Affiliated Limited Partner from engaging in the private practice of medicine, being a member of the medical staff of, or referring patients to, any other hospital or health care facility or engaging in in-office ancillary procedures. Moreover, nothing contained in this Section 10.1 is intended to prevent a Non-Affiliated Limited Partner or a person who owns an interest in a Non-Affiliated Limited Partner from holding an ownership interest in a Competing Business, provided that the ownership interest in such Competing Business is (i) owned by such person prior to the date of such person’s acquisition of the Units, (ii) disclosed by such person to a General Partner in writing prior to such acquisition, and (iii) approved by the General Partner in writing prior to such acquisition.

10.2 Limitation. In the event of an actual or threatened breach of Section 10.1 by any Limited Partner or any person who owns an interest in an entity which is or was a Limited Partner, the General Partner shall be entitled to an injunction in any appropriate court in Dallas County, Texas, or elsewhere, restraining the actual or threatened breach by such Partner. If a court shall hold that the duration and/or scope (geographic or otherwise) of the agreement contained in Section 10.1 is unreasonable, then, to the extent permitted by law, the court may prescribe a duration and/or scope (geographic or otherwise) that is reasonable and judicially enforceable or otherwise modify Section 10.1 to be enforceable. The parties agree to accept such determination, subject to their rights of appeal, which the parties hereto agree shall be substituted in place of any and every offensive part of Section 10.1, and as so modified, Section 10.1 of this Agreement shall be as fully enforceable as if set forth herein by the parties in the modified form. Nothing herein stated shall be construed as prohibiting any party hereto from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages.

11. MEETINGS AND MEANS OF VOTING

11.1 Meetings of the Partners. Meetings of the Partners may be called by the General Partner and shall be promptly called upon the written request of any one or more Limited Partners who own in the aggregate twenty percent (20%) or more of the aggregate Sharing Percentages in the Partnership owned by all Limited Partners, excluding any Sharing Percentage owned by the General Partner or any of its Affiliates. The notice of a meeting shall state the nature of the business to be transacted at such meeting, and actions taken at any such meeting shall be limited to those matters specified in the notice of the meeting. Notice of any meeting shall be given to all Partners not less than ten (10) and not more than sixty (60) days prior to the date of the meeting. Partners may vote in person or by proxy at such meeting.

Except as otherwise expressly provided in this Agreement or required by the express provisions of the Act, the requisite vote of the Partners which shall control all decisions for which the vote of the Partners is required hereunder shall be the Approval of the Partners. Each Partner’s voting rights shall be the same as that Partner’s Sharing Percentage at the time of the vote. The presence of any Partner at a meeting shall constitute a waiver of notice of the meeting with respect to such Partner. The Partners may, at their election, participate in any regular or special meeting by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other. A Partner’s participation in a meeting pursuant to the preceding sentence shall constitute presence in person at such meeting for all purposes of this Agreement.

11.2 Vote By Proxy. Each Limited Partner may authorize any Person to act on the Partner’s behalf by proxy on all matters in which a Limited Partner is entitled to participate, whether by waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Limited Partner authorizing such proxy or such Limited Partner’s attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months after the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Limited Partner executing it.

11.3 Conduct of Meeting. Each meeting of Partners shall be conducted by the General Partner or by a Person appointed by the General Partner. The meeting shall be conducted pursuant to such rules as may be adopted by the General Partner or the Person appointed by the General Partner for the conduct of the meeting.

11.4 Action Without a Meeting. Notwithstanding anything to the contrary in this Agreement, any action that may be taken at a meeting of the Partners may be taken without a meeting if a consent in writing setting forth the action so taken is Approved by the Partners, which consent may be executed in multiple counterparts. In the event any action is taken pursuant to this Section 11.4, it shall not be necessary to comply with any notice or timing requirements set forth in Section 11.1. Prompt written notice of the taking of action without a meeting shall be given to the Partners who have not consented in writing to such action.

11.5 Closing of Transfer Record; Record Date. For the purpose of determining the Partners entitled to notice of or to vote at any meeting of Partners, any reconvening thereof, or to act by consent, the General Partner may provide that the transfer record shall be closed for at least ten (10) days immediately preceding such meeting (or such shorter time as may be reasonable in light of the period of the notice) or the first solicitation of consents in writing. If the transfer record is not closed and if no record date is fixed for determining the Partners entitled to notice of or to vote at a meeting of Partners or by consent, the date on which the notice of the meeting is mailed or the first written consent is received by the General Partner shall be the record date for such determination.

12. TRANSFER OF UNITS AND ADDITIONAL LIMITED PARTNERS

12.1 Transfers by Limited Partners. Except as otherwise set forth in this Article 12 and Article 13, a Limited Partner may not sell, assign, or transfer all or any part of its interest in the Partnership without the prior written consent of the General Partner. The General Partner in its sole discretion may withhold its consent to any transfer for which such consent is required with or without reasonable cause. A Limited Partner may pledge or hypothecate or grant a security interest in his Units in connection with such Limited Partner’s acquisition of such Units if such Limited Partner has notified the General Partner in writing that such Limited Partner has taken such action. If a Limited Partner receives the prior consent of the General Partner, he may sell his interest in the Partnership if the following conditions are satisfied:

(a) The sale, transfer or assignment is to a Qualified Purchaser and is with respect to one or more Units;

(b) The sale, transfer or assignment will not result in the Partnership being considered a “publicly traded partnership” within the meaning of Section 7704 of the Code;

(c) The Limited Partner and its transferee execute, acknowledge and deliver to the General Partner such instruments of transfer and assignment with respect to such transaction as are in form and substance satisfactory to the General Partner;

(d) Unless waived in writing by the General Partner, the Limited Partner delivers to the General Partner an opinion of counsel satisfactory to the General Partner, covering such securities and tax laws and other aspects of the proposed transfer as the General Partner may reasonably request;

(e) The Limited Partner has furnished to the transferee a written statement showing the name and taxpayer identification number of the Partnership in such form and together with such other information as may be required under Section 6050K of the Code and the Regulations thereunder; and

(f) The Limited Partner pays the Partnership a transfer fee that is sufficient to pay all reasonable expenses of the Partnership (which shall include any and all expenses of the General Partner) in connection with such transaction.

Any Limited Partner who thereafter sells, assigns or otherwise transfers all or any portion of his interest in the Partnership shall promptly notify the General Partner of such transfer and shall furnish to the General Partner the name and address of the transferee and such other information as may be required under Section 6050K of the Code and the Regulations thereunder.

12.2 Substituted Limited Partner. No Person taking or acquiring, by whatever means, the interest of any Limited Partner in the Partnership, shall be admitted as a Substituted Limited Partner without the consent of the General Partner (which consent may be withheld in the sole discretion of the General Partner) and unless such Person:

(a) Is a Qualified Purchaser;

(b) Elects to become a Substituted Limited Partner by delivering notice of such election to the Partnership;

(c) Executes, acknowledges and delivers to the Partnership such other instruments as the General Partner may deem necessary or advisable to effect the admission of such Person as a Substituted Limited Partner, including, without limitation, the written acceptance and adoption by such Person of the provisions of this Agreement; and

(d) Pays a transfer fee to the Partnership in an amount sufficient to cover all reasonable expenses connected with the admission of such Person as a Substituted Limited Partner.

12.3 Transfer by General Partner. Notwithstanding any of the provisions of this Agreement to the contrary, the General Partner and its Affiliates may transfer, convey, sell or assign their Units (whether Limited Partner or General Partner Units) to any Affiliate or any third party, and may pledge, encumber, or otherwise give as collateral for loans or other indebtedness, any of its interests in the Partnership, and the pledgee or other holder of any such pledge, encumbrance, or security interest may exercise its rights with respect thereto, including without limitation, its rights to foreclose, transfer, convey, sell or assign such interests, without the consent of, or notice to, any other Partner.

12.4 Admission of Additional Limited Partners. The General Partner is authorized to transfer any Limited Partner Units held by the General Partner or its Affiliates, and any Treasury Units held by the Partnership, to Persons who are Qualified Purchasers and to admit them to the Partnership as Additional Limited Partners, which in all instances shall comply with applicable securities laws. The General Partner shall have complete discretion in determining the consideration and the terms and conditions with respect to the Partnership for admitting such Additional Limited Partners.

The General Partner is hereby further authorized to increase the number of Units authorized to be issued by the Partnership and to issue such additional authorized Units from time to time. The consideration and terms and conditions with respect to issuance of any increased authorized Units shall be determined by the General Partner. In addition, the General Partner may authorize the Partnership to use the proceeds from the issuance of additional Units for any company business purpose, including, but not limited to, the reimbursement of the General Partner and Affiliates for capital expenditures (as described in Section 1.707-4(d) of the Regulations or otherwise) and/or the redemption of outstanding Units in the Partnership, including without limitation Units held by the General Partner and Affiliates.

The General Partner will not permit any Person to become an Additional Limited Partner unless such Person certifies in writing to the General Partner that the Person is a Qualified Purchaser and agrees to be bound by the terms of this Agreement. The General Partner shall do all things necessary to comply with the Act and is authorized to do all things it deems to be necessary or advisable in connection with the Partnership for admitting any Additional Limited Partner, including, but not limited to, complying with any statute, rule, regulation or guideline issued by any Federal, state or other governmental agency.

12.5 Transfer Procedures. The General Partner shall establish a transfer procedure consistent with this Article 12 to ensure that all conditions precedent to the admission of a Substituted Limited Partner or Additional Limited Partner have been complied with.

12.6 Invalid Transfer. No transfer of an interest in the Partnership that is in violation of this Article 12 shall be valid or effective, and the Partnership shall not recognize any improper transfer for the purposes of making allocations, payments of profits, return of capital contributions or other distributions with respect to such Partnership interest, or part thereof. The Partnership may enforce the provisions of this Article 12 either directly or indirectly or through its agents by entering an appropriate stop transfer order on its books or otherwise refusing to register or transfer or permit the registration or transfer on its books of any proposed transfers not in accordance with this Article 12.

12.7 Distributions and Allocations in Respect of a Transferred Ownership Interest. If any Partner sells, assigns or transfers any part of his interest in the Partnership during any accounting period in compliance with the provisions of this Article 12, Partnership income, gain, deductions and losses attributable to such interest for the respective period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the appropriate accounting period in accordance with Code Section 706(d), using any convention permitted by law and selected by the General Partner. All Partnership distributions on or before the effective date of such transfer shall be made to the transferor, and all such Partnership distributions thereafter shall be made to the transferee. Solely for purposes of making Partnership tax allocations and distributions, the Partnership shall recognize a transfer on the day following the day of transfer. Neither the Partnership nor the General Partner shall incur any liability for making Partnership allocations and distributions in accordance with the provisions of this Section 12.7, whether or not the General Partner or the Partnership has knowledge of any transfer of any interest in the Partnership or part thereof where the transferee is not admitted as a Substituted Limited Partner.

12.8 Additional Requirements of Admission to Partnership. The General Partner shall not admit any Person as a Limited Partner if such admission would have the effect of causing the Partnership to be re-classified for Federal income tax purposes as an association (taxable as a corporation under the Code), or would violate any Medicare or other health care law, rule or regulation, or would not meet applicable exemptions from securities registration and securities disclosure provided under Federal and state securities laws.

12.9 Amendment to Exhibit B. The General Partner shall amend Exhibit B attached to this Agreement from time to time to reflect the admission of any successor General Partner, Substituted Limited Partners or Additional Limited Partners, or the reduction or termination of any Partner’s interest in the Partnership.

12.10 No Participation in Secondary Market. Notwithstanding anything contained herein to the contrary, the Partnership shall not participate in the establishment of, or the inclusion of Units on, an established securities market for the Units within the meaning of Treasury Regulation section 1.7704-1(b) or a secondary market or the substantial equivalent thereof for the Units within the meaning of Treasury Regulation section 1.7704-1(c), and the Partnership shall not recognize any transfers of Units (including a right to profits, losses and distributions) made on any such market by redeeming the transferor Partner (in the case of a redemption or repurchase by the Partnership) or admitting the transferee as a Partner or otherwise recognizing any rights of the transferee, such as a right of the transferee to receive Partnership distributions (directly or indirectly) or to acquire an interest in the capital or profits of the Partnership and any such transfers shall be void ab initio.

13. RIGHT TO LIQUIDATE OR PURCHASE PARTNERSHIP INTERESTS

13.1 Partnership’s and General Partner’s Right of First Refusal. Subject to the provisions of Article 12, if any Limited Partner receives or obtains an offer from a third party to acquire in any manner all or any part of its interest in the Partnership which offer the Limited Partner intends to accept, the Limited Partner shall promptly notify the General Partner in writing of the offer received, including the name of the offeror, the number of whole or partial Units offered to be purchased, the proposed purchase price and the other terms and conditions of the offer. The Partnership shall have the option for a period of sixty (60) days from the day the General Partner receives notice of such offer to exercise its right to purchase such Limited Partner’s interest in the Partnership on the same terms and conditions contained in the offer. The Partnership may exercise its option by notifying the Limited Partner proposing to sell prior to the end of such sixty (60) day period of its exercise of the option and shall thereafter purchase such Limited Partner’s interest within five (5) days following the expiration of such sixty (60) day period (unless such exercise is subsequently revoked). If the Partnership does not exercise its option, the General Partner shall have the option to exercise its right to purchase such Limited Partner’s interest in the Partnership on the same terms and conditions within the same sixty (60) day period. If the Partnership and the General Partner fail to, or both indicate in writing that they will not, exercise the option, within the period provided, or if either the Partnership or the General Partner exercises the option but fails to effect the purchase within the prescribed five (5) day period, the Limited Partner, in accordance with and subject to the provisions of Article 12, may convey or dispose of the part of the Partner’s interest in the Partnership that was the subject of the offer but only at the price, terms and conditions, and to the party specified, in the offer notice to the General Partner. If terms and conditions more favorable to the proposed purchaser than, or in any material manner different from, those offered to the Partnership and the General Partner should be agreed to by the Limited Partner, the Partnership and the General Partner shall again have the option to purchase the selling Limited Partner’s interest in the Partnership which is subject to the more favorable or different purchase terms in accordance with this Section 13.1. Neither the General Partner nor the Partnership shall be liable or accountable to any Limited Partner which attempts to transfer its interest in the Partnership for any loss, damage, expense, cost, or liability resulting from the Partnership’s or General Partner’s exercise or failure to exercise the purchase option under this Section 13.1, delay in notifying the Limited Partner of the Partnership’s or the General Partner’s intention not to exercise the purchase option, or its enforcement of the requirements of this Section 13.1 in the event that it elects not to exercise the purchase option. The Partnership’s or the General Partner’s failure to exercise the purchase option or to indicate in writing that it is electing not to exercise the option shall not be deemed a consent of the General Partner to any transfer as required by Section 12.1 or to any third party transferee becoming a Substituted Limited Partner as required by Section 12.2.

13.2	Occurrence of Terminating Event or Adverse Terminating Event.

(a) In the event a Terminating Event shall occur with respect to any Limited Partner or any person who owns an interest in a P.C. which is a Limited Partner, such Partner or the Partner’s successor or other legal representative shall give written notice thereof to the Partnership within thirty (30) days of the occurrence of such event. Upon the receipt of such notice, the Partnership shall have the right, but not the obligation, to exercise the right to purchase such Partner’s interest in the Partnership. If the Partnership has not received written notice of a Terminating Event with respect to any Limited Partner or any person who owns an interest in a P.C. which is a Limited Partner as required under this Section 13.2(a), the Partnership will have the right to exercise the right to purchase such Partner’s interest in the Partnership has actual knowledge of the occurrence of any such event and gives written notice thereof to the Limited Partner. Notwithstanding anything to the contrary in this Agreement, the failure of a Limited Partner to notify the Partnership of the occurrence of a Terminating Event as required under this Section 13.2(a) shall not constitute the occurrence of an Adverse Terminating Event.

(b) In the event the General Partner determines that an Adverse Terminating Event has occurred with respect to any Limited Partner, or any person who owns an interest in a P.C. which is a Limited Partner, the Partnership shall give written notice thereof to such Partner and, from the date of such notice, the Partnership shall have the right, but not the obligation, to exercise the right to purchase such Partner’s interest in the Partnership.

(c) In the event the Partnership elects to purchase the interest of a Limited Partner pursuant to this Section 13.2, the Partnership shall consummate such purchase within a sixty (60) day period following the notice of exercise of the Partnership’s right to purchase.

(d) In the event the Partnership does not elect to exercise its right to purchase such Partner’s interest in the Partnership, then the General Partner shall have the right, but not the obligation, to exercise the right to purchase such Partner’s interest, pursuant to the same terms provided in Section 13.3 hereof, for Partnership purchases of such Partner’s interest.

13.3	Payment for Partnership Interest.

(a) If any Limited Partner’s interest in the Partnership is purchased because of the occurrence of a Terminating Event, the amount the Partnership will pay for each Unit owned by such Partner shall be equal to the Valuation Price as of the day of exercise.

(b) If the Partnership purchases any Limited Partner’s interest in the Partnership as a result of an Adverse Terminating Event, the amount to be paid by the Partnership to such Partner shall be equal to 90% of the Valuation Price as of the date of exercise.

(c) If the Partnership purchases any Limited Partner’s interest in the Partnership as provided in this Section 13.3, the Partnership shall pay any such amounts owed therefor to such Partner or its successor, at the sole and absolute discretion of the General Partner, in a lump sum or in up to sixty (60) equal monthly principal payments with interest at the “prime” rate as reported from time to time in the Wall Street Journal or similar reporting services on the unpaid principal balance. If the General Partner exercises its discretion to pay for a Partnership interest in monthly installments, the first such installment will be paid to the Partner or his successor in interest on the first day of the month after thirty (30) days have expired since the Partner’s interest in the Partnership has been purchased. Each subsequent installment shall be paid on the first day of each successive month until the full amount owed to the Partner or his successor in interest has been paid. The Partnership’s obligation to pay the Partner in monthly installments under this Section 13.3 will be evidenced by a promissory note executed by the General Partner on behalf of the Partnership with recourse solely to the assets of the Partnership and not to the assets of the General Partner.

13.4 Subsequent Legislation. If Limited Partners are prohibited from owning an interest in the Partnership and referring patients to the Hospital at the same time as a result of the enactment of any statute, regulation or other law or the judicial or administrative interpretation of any existing or future statute, regulation or other law, the General Partner shall attempt to restructure the Partnership in order to comply with such enactment or interpretation in accordance with the provisions of Section 17.8. If Limited Partners shall be so prohibited from owning an interest in the Partnership and referring patients to the Hospital at the same time and, in the reasonable judgment of the General Partner, the Partnership cannot be so restructured, the General Partner, in its sole and absolute discretion, shall have the option to cause the Partnership to purchase all of such Limited Partners’ interests in the Partnership as provided in this Section 13.4. Additionally, if the enactment of any statute, regulation or other law relating to physician ownership in the Partnership or the judicial or administrative interpretation of any existing or future statute, regulation or law relating to physician ownership in the Partnership shall have the effect of limiting reimbursement of health care costs through government or other payor programs or otherwise materially and adversely affects the manner in which the Partnership or its Affiliates shall operate their businesses, the General Partner shall attempt to restructure the Partnership in accordance with Section 17.8 to eliminate the adverse effect and if, in the reasonable judgment of the General Partner, the Partnership cannot be so restructured, the General Partner, in its sole and absolute discretion, shall have the option to cause the Partnership to purchase all of the Limited Partners’ interests in the Partnership as provided in this Section 13.4. If the General Partner causes the Partnership to exercise the option to repurchase all of the Limited Partners’ interests as provided herein, the General Partner shall so notify the Limited Partners and the Partnership shall close such purchases thirty (30) days following the date of the notice. The Partnership shall pay each Limited Partner for his interest in the Partnership the Valuation Price of such interest calculated as of the date of the notice. At the closing of the purchase, such amount will be paid to each Limited Partner, at the sole and absolute discretion of the General Partner, in a lump sum or in sixty (60) equal monthly payments with simple interest on the unpaid principal balance at the prime rate reported from time to time in the Wall Street Journal or similar reporting service. If the General Partner exercises its discretion to pay for a Partnership interest in sixty (60) monthly installments, the first such installment shall be paid to the Limited Partners on the first day of the month after thirty (30) days have expired since the Partner’s interest in the Partnership had been terminated, with subsequent installments paid on the first day of each successive month thereafter until paid in full. The Partnership’s obligation to pay the Limited Partners in sixty (60) equal monthly installments under this Section 13.4 will be evidenced by promissory notes executed by the General Partner on behalf of the Partnership with recourse solely to the assets of the Partnership and not to the assets of the General Partner.

13.5 Divorce of Limited Partner. In the event of a divorce of a Limited Partner or of a person who owns an interest in a P.C. or similar entity which is a Limited Partner in which all or any part of the divorcing Limited Partner’s or person’s interest in the Partnership is awarded to the spouse, the divorcing Limited Partner or person shall have the first and prior right to purchase from the spouse the interest or portion thereof to be transferred to the spouse. In the event the divorcing Limited Partner or person is unable or unwilling to exercise its right to purchase such interest within sixty (60) days of the order or settlement agreement effecting the award, the Partnership shall have the exclusive right to purchase such interest after the expiration of such prior sixty (60) day period or the earlier receipt by the Partnership of notice from the divorcing Limited Partner or person that he is unable or unwilling to purchase such interest. The Partnership shall give written notice to the spouse of its election to purchase such interest. In the event of the purchase by either the divorcing Limited Partner or person or the Partnership, the purchase price for such interest shall be the Valuation Price as of the date on which the order or settlement agreement effecting the award was dated, multiplied by that percentage of the interest of the divorcing Limited Partner or person which was awarded to the spouse. The last day of the month in which the order or settlement agreement effecting the award was dated will be the time used as the reference time for determining the last ended period for purposes of the Valuation Price; the purchase price so determined will be payable in the manner described in Section 13.3(c).

13.6 Required Repurchase of Units on Retirement. Within one hundred twenty (120) days after the Retirement of a Limited Partner who is an individual, such Limited Partner may require the Partnership to repurchase his or her Units. This right shall not apply to a Limited Partner which is an entity. Such Limited Partner may exercise his right to require the Partnership to repurchase his or her Units by giving notice to the Partnership. A form of Notice of Redemption (herein so called) is attached hereto as Exhibit C. Such Notice of Redemption may be given at any time within 120 days after such Retirement. The purchase price of such Units shall be the Valuation Price as of the date of receipt by the Partnership of the Notice of Redemption. The purchase price shall be paid in cash by the Partnership ninety (90) days following receipt by the Partnership of notice of such required repurchase. If the Partnership cannot repurchase the Units noticed for repurchase hereunder, because the Partnership lacks sufficient cash or the Partnership is limited for legal reasons, or because the exercise of such repurchase would cause the Partnership to be treated as a publicly traded partnership for tax purposes, the Partnership shall repurchase as many Units as possible, such repurchases to be allocated pro rata among the Limited Partners who have so tendered Units. If the Partnership is unable to repurchase any such Units, the obligation of the Partnership to make such repurchase in that particular year shall terminate, and the Limited Partner who holds such Units may exercise his right in the following year, subject to the same limitations. If a natural disaster or other event occurs that has a material adverse effect on the operations of the Partnership (as determined by the General Partner in its sole discretion), the Partnership’s obligation to repurchase Units shall be suspended until repairs have been completed or the operations stabilized, as applicable.

13.7 Sale of Units to the Partnership. Any Limited Partner (except for any Limited Partner that is the General Partner or an Affiliate of the General Partner) who has held more than two (2) Units for more than five (5) years shall have the right to sell back to the Partnership at the Valuation Price the number of Units so held in excess of two (2) Units (the “Excess Units”) on the following conditions. During each year that the Limited Partner who desires to sell Excess Units has held such Excess Units more than five (5) years, such Limited Partner may give notice to the General Partner at any time between April 1 and June 30 of such year of such Limited Partner’s desire to sell back Excess Units to the Partnership and such Limited Partner shall have the right to sell back up to 50% of such Limited Partner’s Excess Units. Such right may be exercised in successive years, so that, for example, a Limited Partner over a two (2) year period may sell back to the Partnership 100% of such Limited Partner’s Excess Units. The Partnership’s payment for such Excess Units shall be made in the same manner with the same options for payment by the Partnership as provided in Section 13.3(c) hereof.

13.8 Federal Income Tax Treatment. In the event the Partnership exercises the right to purchase any Partner’s interest in the Partnership under this Article 13, one hundred percent (100%) of all payments made by the Partnership to such Partner hereunder in consideration for such Partner’s Partnership interest will, for Federal income tax purposes, be classified as a Code Section 736(b) payment except for such Partner’s share of the Partnership’s “unrealized receivables,” as defined in Code Section 751(c), which will be classified as a Code Section 736(a)(1) payment. The General Partner shall conclusively determine or cause to be determined any such Partner’s share of “unrealized receivables.” Neither the Partnership nor the General Partner shall be liable to any Person for any inaccuracy in determining any such Partner’s share of the Partnership’s “unrealized receivables.”

14.	DISSOLUTION

14.1 Causes. Each Partner expressly waives any right which it might otherwise have to dissolve the Partnership except as set forth in this Article 14. The Partnership shall be dissolved upon the first to occur of the following:

(a) The Bankruptcy or dissolution of the General Partner or any other occurrence which would legally disqualify the General Partner from acting hereunder;

(b) The Approval by the Partners of an instrument dissolving the Partnership;

(c) The dissolution of the Partnership by judicial decree;

(d) The General Partner in its reasonable discretion determines that a rule, ordinance, regulation, statute or government pronouncement has or may be enacted that would make any material aspect of this Agreement or the activities conducted by the Partnership unlawful or eliminate or substantially reduce, either directly or indirectly, the benefits that would accrue to the Partners (including the General Partner) with respect to continuing the Partnership’s business operations; or

(e) December 31, 2056.

Except as otherwise provided herein, any addition, removal or substitution of a Limited Partner will not result in the dissolution of the Partnership, and the Partners expressly agree that the Partnership will continue to exist without interruption regardless of any such addition, removal or substitution of a Limited Partner. Nothing contained in this Section 14.1 is intended to grant to any Partner the right to dissolve the Partnership at will (by retirement, resignation, withdrawal or otherwise), or to exonerate any Partner from liability to the Partnership and the remaining Partners if it dissolves the Partnership at will. Any dissolution at will of the Partnership, including dissolution caused under Section 14.1(a), shall be in contravention of this Agreement for purposes of the Act. Dissolution of the Partnership under Section 14.1(c) shall not constitute a dissolution at will.

14.2 Reconstitution. If the Partnership is dissolved as a result of an event described in Section 14.1(a), the Partnership may be reconstituted and its business continued if, within ninety (90) days after the date of dissolution, Limited Partners holding ninety percent (90%) of the outstanding Units held by Limited Partners (including Units held as limited partner by the General Partner and Affiliates) affirmatively elect to reconstitute the Partnership, agree on the identity of the new general partner or partners, and execute an instrument confirming such facts. If the Partnership is reconstituted, an amendment to this Agreement shall be executed and an amended Certificate of Limited Partnership filed of record.

14.3 Interim Manager. If the Partnership is dissolved as a result of an event described in Section 14.1(a) and the General Partner is unable to continue acting as the General Partner of the Partnership, those Partners who own Units representing a majority of the aggregate Sharing Percentage of all of the Partners (excluding Units owned by the General Partner but not that owned by its Affiliates) may appoint an interim manager of the Partnership, who shall have and may exercise only the rights, powers and duties of a general partner necessary to preserve the Partnership assets, until (a) the new general partner is elected under Section 14.2, if the Partnership is reconstituted; or (b) a Liquidator is appointed under Section 15.1, if the Partnership is not reconstituted. The interim manager shall not be liable as a general partner to the Limited Partners and shall, while acting in the capacity of interim manager on behalf of the Partnership, be entitled to the same indemnification rights as are set forth in Section 8.6. The interim manager appointed as provided herein shall be entitled to receive such reasonable compensation for its services as may be agreed upon by such interim manager and those Partners who appointed the interim manager.

15. WINDING UP AND TERMINATION

15.1 General. If the Partnership is dissolved and is not reconstituted, the General Partner (or in the event that the General Partner has withdrawn or is deemed to be in Bankruptcy, a Liquidator or liquidating committee selected by those Limited Partners who own at least sixty-seven percent (67%) of the aggregate Partners’ Sharing Percentages (excluding Units owned by the General Partner but not Units owned by its Affiliates) shall commence to wind up the affairs of the Partnership and to liquidate and sell the Partnership’s assets. The party or parties actually conducting such liquidation in accordance with the foregoing sentence, whether the General Partner, a Liquidator or a liquidating committee, is herein referred to as the “Liquidator.” The Liquidator (if other than the General Partner) shall have sufficient business expertise and competence to conduct the winding up and termination of the Partnership and, in the course thereof, to cause the Partnership to perform any contracts which the Partnership has or thereafter enters into. The Liquidator shall have full right and unlimited discretion to determine the time, manner and terms of any sale or sales of Partnership property under such liquidation, having due regard for the activity and condition of the relevant market and general financial and economic conditions. The Liquidator (if other than the General Partner) appointed as provided herein shall be entitled to receive such reasonable compensation for its services as shall be agreed upon by the Liquidator and those Limited Partners who own at least sixty-seven percent (67%) of the aggregate Partners’ Sharing Percentages (excluding Units owned by the General Partner but not Units owned by its Affiliates). If the General Partner serves as the Liquidator, the General Partner shall not be entitled to receive any fee for carrying out the duties of the Liquidator. The Liquidator may resign at any time by giving fifteen (15) days prior written notice and may be removed at any time, with or without cause, by written notice of Limited Partners who own at least sixty-seven percent (67%) of the aggregate Partners’ Sharing Percentages, (excluding Units owned by the General Partner but not Units owned by its Affiliates). Upon the death, dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all the rights, powers and duties of the original Liquidator) will, within thirty (30) days thereafter, be appointed by those Limited Partners who own at least sixty-seven percent (67%) of the aggregate Partners’ Sharing Percentages (excluding Units owned by the General Partner but not Units owned by its Affiliates), evidenced by written appointment and acceptance. The right to appoint a successor or substitute Liquidator in the manner provided herein shall be recurring and continuing for so long as the functions and services of the Liquidator are authorized to continue under the provisions hereof, and every reference herein to the Liquidator will be deemed to refer also to any such successor or substitute Liquidator appointed in the manner herein provided. The Liquidator shall have and may exercise, without further authorization or consent of any of the parties hereto or their legal representatives or successors in interest, all of the powers conferred upon the General Partner under the terms of this agreement to the extent necessary or desirable in the good faith judgment of the Liquidator to perform its duties and functions. The Liquidator (if other than the General Partner) shall not be liable as a general partner to the Limited Partners and shall, while acting in such capacity on behalf of the Partnership, be entitled to the indemnification rights set forth in Section 8.6.

15.2 Court Appointment of Liquidator. If, within ninety (90) days following the date of dissolution or other time provided in Section 15.1, a Liquidator or successor Liquidator has not been appointed in the manner provided therein, any interested party shall have the right to make application to any United States Federal District Judge (in his individual and not judicial capacity) in the District of Delaware for appointment of a Liquidator or successor Liquidator, and the Judge, acting as an individual and not in his judicial capacity, shall be fully authorized and empowered to appoint and designate a Liquidator or successor Liquidator who shall have all the powers, duties, rights and authority of the Liquidator herein provided.

15.3 Liquidation. The Liquidator shall give all notices to creditors of the Partnership and shall make all publications required by the Act. In the course of winding up and terminating the business and affairs of the Partnership, the assets of the Partnership (other than cash) shall be sold, except as otherwise determined by the Liquidator, its liabilities and obligations to creditors, including any Partners who made loans to the Partnership as provided in Section 4.4 hereof, and all expenses incurred in its liquidation shall be paid, and all resulting items of Partnership income, gain, loss or deduction shall be credited or charged to the Capital Accounts of the Partners in accordance with Article 5. Except as otherwise determined by the Liquidator, all Partnership property shall be sold upon liquidation of the Partnership and no Partnership property shall be distributed in kind to the Partners. Thereafter, all Partnership assets shall be distributed among all Partners having positive Capital Account balances (as determined after giving effect to all adjustments attributable to allocations of items of profit and loss realized by the Partnership during the fiscal year in question (including items of profit and loss realized on the liquidation) and all adjustments attributable to contributions and distributions of money and property effected prior to such distribution), pro rata in accordance with such positive Capital Account balances. This distribution shall be made no later than ninety (90) days after the date on which the Partnership is liquidated. Upon the completion of the liquidation of the Partnership and the distribution of all the Partnership funds, the Partnership shall terminate and the General Partner (or the Liquidator, as the case may be) shall have the authority to execute and record all documents required to effectuate the dissolution and termination of the Partnership. In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Partners may instead be distributed to a trust established for the benefit of the Partners for the purposes of liquidating Partnership property, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the Partners arising out of or in connection with the Partnership. The assets of any such trust shall be distributed to the Partners from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the Partners pursuant to this Agreement.

15.4 Creation of Reserves. After making payment or provision for payment of all debts and liabilities of the Partnership and all expenses of liquidation, the Liquidator may set up such cash reserves as the Liquidator may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership.

15.5 Final Statement. Within a reasonable time following the completion of the liquidation, the Liquidator shall supply to each of the Partners a statement which shall set forth the the right to change his address with notice hereunder to any other location by the giving of thirty (30) days notice to the General Partner in the manner set forth above.

17.2 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive Federal laws of the United States and the laws of the State of Delaware.

17.3 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Partners, and their respective heirs, legal representatives, successors and permitted assigns; provided, however, that nothing contained herein shall negate or diminish the restrictions set forth in Articles 12 or 13 hereof.

17.4 Construction. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Partner. The failure by any party to specifically enforce any term or provision hereof or any rights of such party hereunder shall not be construed as the waiver by that party of its rights hereunder. The waiver by any party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same or other provision hereof.

17.5 Time. Time is of the essence with respect to this Agreement.

17.6 Waiver of Partition. Notwithstanding any statute or principle of law to the contrary, each Partner hereby agrees that, during the term of the Partnership, he or it shall have no right (and hereby waives any right that he or it might otherwise have had) to cause any Partnership property to be partitioned and/or distributed in kind.

17.7 Entire Agreement. This Agreement contains the entire agreement among the Partners relating to the subject matter hereof, and all prior agreements relative hereto which are not contained herein are terminated. This Agreement supersedes, amends and restates in its entirety the Original Partnership Agreement.

17.8 Amendments. Except as otherwise expressly provided in Section 8.4 and this Section 17.8, amendments or modifications may be made to this Agreement only by setting forth such amendments or modifications in a document Approved by the Partners and any alleged amendment or modification herein which is not so documented shall not be effective as to any Partner. The General Partner may, without the consent of any Limited Partner, amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith to reflect:

(a) a change in the location of the principal place of business of the Partnership not inconsistent with the provisions of Section 2.3, or a change in the registered office or the registered agent of the Partnership;

(b) admission of a Limited Partner into the Partnership or termination of any Limited Partner’s interest in the Partnership in accordance with this Agreement;

(c) qualification of the Partnership as a limited partnership under the laws of any state or that is necessary or advisable in the opinion of the General Partner to ensure that the Partnership will not be treated as an association or publicly traded partnership taxable as a corporation for Federal income tax purposes, provided, in either case, such action shall not adversely affect any Limited Partner;

(d) a change (i) that is of an inconsequential nature and does not adversely affect the Limited Partners in any material respect; (ii) that is necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any Federal or state agency or contained in any Federal or state statute, compliance with any of which the General Partner deems to be in the best interest of the Partnership and the Limited Partners; or (iii) that is required or contemplated by this Agreement;

(e) an addition to the representations, duties, or obligations of the General Partner; or

(f) a change to any provision in this Agreement required to be so changed by the staff of the Securities and Exchange Commission or other Federal agency or by a State Securities Commissioner or similar official, which change is deemed by such commission, agency or official to be for the benefit or protection of the Limited Partners.

However, except as otherwise provided herein, no amendment or modification which disproportionately affects the interest of any Partner in the capital, profits or losses of, or distributions or allocations with respect to, the Partnership shall be effective as to any Partner unless the same has been set forth in a document duly executed by such Partner.

17.9 Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement or the application thereof to any Person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, but the extent of such invalidity or unenforceability does not destroy the basis of the bargain among the Partners as expressed herein, then the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

17.10 Gender and Number. Whenever required by the context, as used in this Agreement, the singular number shall include the plural and the neuter shall include the masculine or feminine gender, and vice versa.

17.11 Exhibits. Each exhibit to this Agreement is incorporated herein for all purposes.

17.12 Additional Documents. Each Partner, upon the request of the General Partner, agrees to perform all further acts and execute, acknowledge and deliver any documents that may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.

17.13 Section Headings. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent or for any purpose, to limit or define the text of any section.

17.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original but all of which shall constitute but one document.

17.15 Board of Trustees. Effective for all purposes on the Effective Date, the Partnership shall form a board of trustees (the “Board of Trustees”). The Board of Trustees shall have twelve (12) members composed as follows: (i) six members shall be Limited Partners of the Partnership (other than the General Partner if it owns Limited Partner Units) (the “Limited Partner Board Seats”); and (ii) the remaining six members of the Board of Trustees shall be drawn from the local community in Texas. With respect to the Limited Partner Board Seats, the Diagnostic Clinic of Longview (“DCOL”), so long as DCOL owns Limited Partner Units, shall be allocated a pro rata number of these six Limited Partner Board Seats (rounded to the nearest whole number) based upon the number of Units owned by DCOL compared to the total number of Units owned by all of the Non-Affiliated Limited Partners (the “DCOL Board Seats”); provided, however, the DCOL Board Seats shall not exceed four of the six Limited Partner Board Seats. One of the members of the Board of Trustees shall be appointed Chairman of the Board of Trustees by the General Partner. The Chief Executive Officer of the Hospital shall be an ex officio member of the Board of Trustees with no voting rights. The Board of Trustees shall operate to advise the General Partner regarding such matters as (i) the adoption of a vision, mission, and values statement for the Hospital, (ii) strategic planning and general business decision making, (iii) performance improvement initiatives, (iv) the granting, suspension, or termination of medical staff privileges to individual members of the medical staff, (v) the identification of service and educational opportunities, (vi) changes in essential medical services, and (vii) such other matters as may be delegated to the Board of Trustees by the General Partner.

The General Partner shall have the authority to appoint the members of the Board of Trustees. Of the initial Board of Trustees, two Limited Partners from the Partnership and two from the community shall serve for a term of one year, two Limited Partners from the Partnership and two members from the community shall serve for a term of two years and two Limited Partners from the Partnership and two members from the community shall serve for a term of three years, unless, in each case, he or she sooner resigns or is removed. At the end of the initial terms, the successors to the initial members of the Board of Trustees shall each serve for a term of three years, unless he or she sooner resigns or is removed. A member of the DCOL administrative team may attend any meeting of the Board of Trustees.

17.16 Finance Committee of the Board of Trustees. The Board of Trustees shall appoint a Finance Committee of the Board of Trustees. The Finance Committee shall have at least five members of the Board of Trustees, one of whom shall be the Chairman of the Board of Trustees and four members shall be Limited Partners of the Partnership (the “Limited Partner Finance Seats”). DCOL, so long as DCOL owns Limited Partner Units, shall be allocated a pro rata number of these four Limited Partner Finance Seats (rounded to the nearest whole number) based upon the number of Units owned by DCOL compared to the total number of Units owned by all of the Non-Affiliated Limited Partners (the “DCOL Finance Seats”); provided, however, the DCOL Finance Seats shall not exceed three of the four Limited Partner Finance Seats. If no member of the Board of Trustees who is from the community is one of the 5 members of the Finance Committee, a member of the Board of Trustees from the community shall be added as a sixth member of the Finance Committee. The Finance Committee shall advise the General Partner on such financial matters as the General Partner may request, such as capital expenditures, operating budgets and operating expenses, distributions from the Partnership, and other similar matters.

(Signatures begin on next page)

IN WITNESS WHEREOF, the Partners have executed this Agreement as of the Effective Date first referenced above.

GENERAL PARTNER:

Regional Hospital of Longview, LLC

By:	/s/ Rebecca Hurley
Name:	REBECCA HURLEY
Title:	SVP

ORIGINAL LIMITED PARTNER:

LRH, LLC

By:	/s/ Rebecca Hurley
Name:	REBECCA HURLEY
Title:	SVP

LIMITED PARTNERS:

By:	Regional Hospital of Longview, LLC
Pursuant to Power of Attorney Granted by all Limited Partners listed on Exhibit B hereto

By:	/s/ Rebecca Hurley
Name:	REBECCA HURLEY
Title:	SVP